 Exhibit 99.1

SAFETY ANNOUNCES SECOND QUARTER 2017 RESULTS AND RAISES THIRD QUARTER 2017 DIVIDEND

Boston, Massachusetts, August 2, 2017.  Safety Insurance Group, Inc. (NASDAQ:SAFT) today reported second quarter 2017 results. Net income for the quarter ended June 30, 2017 was $21.1 million, or $1.39 per diluted share, compared to net income of $21.4 million, or $1.41 per diluted share, for the comparable 2016 period. Net income for the six months ended June 30, 2017 was $33.1 million, or $2.18 per diluted share, compared to net income of $34.0 million, or $2.25 per diluted share, for the comparable 2016 period. Safety’s book value per share increased to $45.59 at June 30, 2017 from $44.27 at December 31, 2016.  Safety paid $0.70 per share in dividends to investors during the quarters ended June 30, 2017 and 2016,  respectively. Safety paid $2.80 per share in dividends to investors during the year ended December 31, 2016.

Today, our Board of Directors approved and declared an increase in the quarterly cash dividend from $0.70 to $0.80 per share on the issued and outstanding common stock, payable on September 15, 2017 to shareholders of record at the close of business on September 1, 2017.

Direct written premiums for the quarter ended June 30,  2017 increased  by $5.6 million, or 2.6%, to $227.0 million from $221.4 million for the comparable 2016 period. Direct written premiums for the six months ended June 30, 2017 increased by $9.4 million, or 2.3%, to $426.7 million from $417.3 million for the comparable 2016 period. The 2017 increase occurred in our private passenger automobile, commercial passenger automobile and homeowner lines of business, which experienced increases in average written premium per exposure of  4.1%,  3.4% and 3.9%, respectively.

Net written premiums for the quarter ended June 30, 2017 increased by $5.9 million, or 2.8%, to $213.8 million from $207.9 million for the comparable 2016 period. Net written premiums for the six months ended June 30, 2017 increased by $11.1 million, or 2.8%, to $404.7 million from $393.6 million for the comparable 2016 period. Net earned premiums for the quarter ended June 30, 2017 increased by $5.4 million, or 2.9%, to $192.8 million from $187.4 million for the comparable 2016 period.  Net earned premiums for the six months ended June 30, 2017 increased by $9.5 million, or 2.5%, to $382.5 million from $373.0 million for the comparable 2016 period. Net written and net earned premiums increased primarily due to increases in our homeowners and automobile business as discussed above.

For the quarter ended June 30, 2017, loss and loss adjustment expenses incurred increased by $1.9 million, or 1.7%, to $117.0 million from $115.1 million for the comparable 2016 period. For the six months ended June 30, 2017, loss and loss adjustment expenses incurred increased by $4.4 million, or 1.8%, to $245.5 million from $241.1 million for the comparable 2016 period.  Loss, expense, and combined ratios calculated under U.S. generally accepted accounting principles for the quarter ended June 30, 2017 were 60.7%,  31.6%, and 92.3%, respectively, compared to 61.4%,  30.7%, and 92.1%, respectively, for the comparable 2016 period. Loss, expense, and combined ratios calculated under U.S. generally accepted accounting principles for the six months ended June 30, 2017 were 64.2%,  31.5%, and 95.7%, respectively, compared to 64.6%,  30.4%, and 95.0%, respectively, for the comparable 2016 period. Total prior year favorable development included in the pre-tax results for the quarter ended June 30, 2017 was $10.0 million compared to $11.8 million for the comparable 2016 period. Total prior year favorable development included in the pre-tax results for the six months ended June 30, 2017 was $20.4 million compared to $21.9 million for the comparable 2016 period.

Net investment income for the quarter ended June 30, 2017 increased by $0.1 million, or 0.8%, to $9.7 million from $9.6 million for the comparable 2016 period.  Net investment income for the six months ended June 30, 2017 decreased by $0.5 million, or 2.4%, to $18.8 million from $19.3 million for the comparable 2016 period. The decrease is a result of fixed maturity amortization related to prepayment activities.    Net effective annualized yield on the investment portfolio for the quarter ended June 30, 2017 was 3.1% compared to 3.2% for the comparable 2016 period. Net effective annualized yield on the investment portfolio for the six months ended June 30, 2017 was 3.0% compared to 3.2% for the comparable 2016 period. Our duration was 4.0 years at June 30, 2017 and  4.3 years at December 31, 2016.

About Safety:  Safety Insurance Group, Inc., based in Boston, MA, is the parent of Safety Insurance Company, Safety Indemnity Insurance Company, and Safety Property and Casualty Insurance Company.  Operating exclusively in Massachusetts, New Hampshire, and Maine, Safety is a leading writer of property and casualty insurance products, including private passenger automobile, commercial automobile, homeowners, dwelling fire, umbrella and business owner policies.

Additional Information:  Press releases, announcements, U. S. Securities and Exchange Commission (“SEC”) Filings and investor information are available under “About Safety,” “Investor Information” on our Company website located at www.SafetyInsurance.com.  Safety filed its December 31,  2016 Form 10-K with the SEC on February 24,  2017 and urges shareholders to refer to this document for more complete information concerning Safety’s financial results.

Contacts:

Safety Insurance Group, Inc.

Office of Investor Relations

877-951-2522

InvestorRelations@SafetyInsurance.com

Cautionary Statement under "Safe Harbor" Provision of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Safety may from time to time make, written or oral "forward-looking statements" within the meaning of the U.S. federal securities laws.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “aim,” “projects,” or words of similar meaning and expressions that indicate future events and trends, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”.  All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, expenditures and financial results, are forward-looking statements.

Forward-looking statements are not guarantees of future performance.  By their nature, forward-looking statements are subject to risks and uncertainties.  There are a number of factors, many of which are beyond our control, that could cause actual future conditions, events, results or trends to differ significantly and/or materially from historical results or those projected in the forward-looking statements.  These factors include but are not limited to the competitive nature of our industry and the possible adverse effects of such competition.  Although a number of national insurers that are much larger than we are do not currently compete in a material way in the Massachusetts private passenger automobile market, if one or more of these companies decided to aggressively enter the market it could have a material adverse effect on us.  Other significant factors include conditions for business operations and restrictive regulations in Massachusetts, the possibility of losses due to claims resulting from severe weather, the possibility that the Commissioner of Insurance may approve future Rule changes that change the operation of the residual market, our possible need for and availability of additional financing, and our dependence on strategic relationships, among others, and other risks and factors identified from time to time in our reports filed with the SEC, such as those set forth under the caption “Risk Factors” in our Form 10-K for the year ended December 31,  2016 filed with the SEC on February 24,  2017.

We are not under any obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise.  You should carefully consider the possibility that actual results may differ materially from our forward-looking statements.

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	June 30,	December 31,
	2017	2016
	(Unaudited)
Assets
Investments:
Securities available for sale:
Fixed maturities, at fair value (amortized cost: $1,128,379 and $1,142,663)	$1,148,659	$1,154,269
Equity securities, at fair value (cost: $94,078 and $92,326)	111,413	105,095
Other invested assets	27,492	21,142
Total investments	1,287,564	1,280,506
Cash and cash equivalents	34,297	20,052
Accounts receivable, net of allowance for doubtful accounts	201,881	187,696
Receivable for securities sold	834	7,098
Accrued investment income	8,471	8,858
Taxes recoverable	4,082	—
Receivable from reinsurers related to paid loss and loss adjustment expenses	42,337	29,504
Receivable from reinsurers related to unpaid loss and loss adjustment expenses	88,637	83,724
Ceded unearned premiums	30,432	28,585
Deferred policy acquisition costs	74,410	70,996
Deferred income taxes	—	3,083
Equity and deposits in pools	26,510	24,675
Other assets	15,594	13,469
Total assets	$1,815,049	$1,758,246

Liabilities
Loss and loss adjustment expense reserves	$562,709	$560,321
Unearned premium reserves	442,031	418,033
Accounts payable and accrued liabilities	54,078	66,805
Payable for securities purchased	14,763	5,564
Payable to reinsurers	17,401	13,502
Deferred income taxes	4,503	—
Taxes payable	—	1,110
Other liabilities	25,730	22,185
Total liabilities	1,121,215	1,087,520

Shareholders’ equity
Common stock: $0.01 par value; 30,000,000 shares authorized; 17,498,644 and 17,430,189 shares issued	175	174
Additional paid-in capital	187,262	184,549
Accumulated other comprehensive income, net of taxes	24,450	15,843
Retained earnings	565,782	553,995
Treasury stock, at cost: 2,279,570 shares	(83,835)	(83,835)
Total shareholders’ equity	693,834	670,726
Total liabilities and shareholders’ equity	$1,815,049	$1,758,246

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(Dollars in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Net earned premiums	$192,824	$187,393	$382,535	$373,047
Net investment income	9,715	9,641	18,810	19,268
Earnings from partnership investments	769	1,409	882	2,287
Net realized gains on investments	567	360	2,109	37
Net impairment losses on investments (a)	—	(137)	—	(429)
Finance and other service income	4,374	4,284	8,683	8,569
Total revenue	208,249	202,950	413,019	402,779

Losses and loss adjustment expenses	117,049	115,144	245,479	241,123
Underwriting, operating and related expenses	60,979	57,513	120,649	113,470
Interest expense	23	23	45	45
Total expenses	178,051	172,680	366,173	354,638

Income before income taxes	30,198	30,270	46,846	48,141
Income tax expense	9,093	8,905	13,722	14,106
Net income	$21,105	$21,365	$33,124	$34,035

Earnings per weighted average common share:
Basic	$1.40	$1.42	$2.19	$2.26
Diluted	$1.39	$1.41	$2.18	$2.25

Cash dividends paid per common share	$0.70	$0.70	$1.40	$1.40

Number of shares used in computing earnings per share:
Basic	15,020,028	14,960,516	15,000,127	14,932,237
Diluted	15,114,284	15,041,077	15,105,554	14,988,546
(a)	No portion of the other-than-temporary impairments recognized in the period indicated were included in comprehensive income

Safety Insurance Group, Inc. and Subsidiaries

Additional Premium Information

(Unaudited)

(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Written Premiums
Direct	$227,048	$221,359	$426,714	$417,311
Assumed	8,443	8,414	17,035	15,554
Ceded	(21,675)	(21,867)	(39,063)	(39,307)
Net written premiums	$213,816	$207,906	$404,686	$393,558

Earned Premiums
Direct	$203,785	$197,090	$403,039	$391,385
Assumed	7,986	7,631	16,712	15,306
Ceded	(18,947)	(17,328)	(37,216)	(33,644)
Net earned premiums	$192,824	$187,393	$382,535	$373,047